Allied Healthcare International Inc. Reports Fiscal 2008

First Quarter Results

(In millions, except EPS)	Fiscal 2008 First Quarter	Fiscal 2007 First Quarter
Revenue	$74.8	$66.9
Gross Profit	$22.4	$20.1
Gross Margin (%)	30.0%	30.1%
Diluted EPS, Continuing operations	$0.04	$0.03
Diluted EPS, Discontinued operations	—	$0.01

NEW YORK – February 4, 2008 — Allied Healthcare International Inc. (Nasdaq: AHCI; AIM: AHI, http://www.alliedhealthcare.com), a leading provider of flexible healthcare staffing services in the United Kingdom, has announced the financial results of its fiscal 2008 first quarter.

For the quarter ended December 31, 2007, Allied generated revenues of $74.8 million, compared with $66.9 million for the three months ended December 31, 2006, an increase of $7.9 million, or 11.8%. The analysis of revenue by sector for the period is as follows: 75% homecare services, 16% nursing homes, and 9% hospital staffing. Contributing to the increase in revenue is the rise in hours worked as a result of Allied’s recruitment and retention initiative that was started in the fall of 2007, as well as changes in foreign exchange during the period which had a favorable effect on revenue of $4.7 million.

Total gross profit was $22.4 million for the three months ended December 31, 2007, compared with $20.1 million for the prior year’s quarter, an increase of $2.3 million of which $1.4 million was a result of changes in foreign exchange. Gross profit margins for the three months ended December 31, 2007 remained strong at 30.0%, compared with 30.1% for the comparable period last year. The Company remains focused on its higher-margin homecare services business, and continues to decrease its emphasis on the lower-margin hospital staffing business. Allied’s gross profit mix for the quarter is as follows: 78% homecare services, 15% nursing homes, and 7% hospital staffing.

For the first quarter, the Company reported SG&A costs of $20.2 million, compared with $17.7 million for the three months ended December 31, 2006. Changes in foreign exchange of $1.2 million had an unfavorable effect on SG&A costs. The remaining

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increase in SG&A costs is mainly a result of the Company’s recruitment and retention initiative campaign so as to build the number of hours worked. This has resulted in increased headcount costs, marketing costs, and related overhead costs.

Income from continuing operations for the three months ended December 31, 2007 totaled $1.7 million, or $0.04 per diluted share, compared with income from continuing operations of $1.4 million, or $0.03 per diluted share in the comparable prior period. Changes in foreign exchange of $0.1 million had a favorable effect on income from operations for the period.

As of December 31, 2007, day’s sales outstanding increased to 27 days, compared with 26 days at September 30, 2007.

Management Comment:

“I am very pleased with the growth in revenue over the first quarter of last year,” commented Sandy Young, Allied Healthcare Chief Executive Officer. “I believe there is significant market opportunity for Allied in the coming quarters. Allied’s recruitment and retention initiative that started in the fall of 2007 is favorably impacting results. While the initiative contributed to a slight increase in SG&A, it resulted in improved top- and bottom-line results. As we move forward we will work to improve our penetration of the homecare services market, while bringing SG&A to more sustainable levels. Having worked through similar initiatives in my past experiences, I am optimistic that we can accomplish improved results at Allied Healthcare.”

Conference Call Information:

Allied invites all those interested in hearing management’s discussion of the results to join the call by dialing 866-334-4934 for domestic participants and 416-849-4293 for international participants at 10:00AM EST on Monday, February 4, 2008. A replay will be available for one week following the call by dialling 866-245-6755 for domestic participants, and 416-915-1035 for international participants. When prompted, please enter passcode 39101. The presentation will be available and archived on the Company’s website for 90 days.

ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.

Allied Healthcare International Inc. (http://www.alliedhealthcare.com) is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of approximately 100 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of private patients, community care, nursing homes, and hospitals.

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FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: Allied’s ability to continue to recruit and retain qualified flexible healthcare staff; Allied’s ability to enter into contracts with hospitals, other healthcare facility customers and local government social services departments on terms attractive to Allied; the general level of patient occupancy at hospital and healthcare facilities of Allied’s customers; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare industry, and Allied’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenue and profitability; Allied’s ability to use net operating loss carry forwards to offset net income; the effect that fluctuations in foreign currency exchange rates may have on our dollar-denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Allied Healthcare International Inc.

David Moffatt, Chief Financial Officer

London: 011-44-20-7838-9922

davidmoffatt@alliedhealthcare.com

or

The Investor Relations Group

Adam Holdsworth / Rachel Colgate

212-825-3210

or

Cenkos Securities plc (Nominated Advisor)

Ian Soanes

London: 011-44-20-7397-8924

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ALLIED HEALTHCARE INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2007	2006
Total revenues	$74,770	$66,854
Gross profit	22,423	20,099
Selling, general and administrative expenses	20,193	17,668
Operating income	2,230	2,431
Interest and other income	233	104
Interest expense	(56)	(749)
Foreign exchange (loss) income	(137)	139
Income before income taxes and discontinued operations	2,270	1,925
Provision for income taxes	592	543
Income from continuing operations	1,678	1,382
Discontinued operations:
Income from discontinued operations, net of taxes	—	529
Net income	$1,678	$1,911
Basic and diluted income per share of common stock from:
Income from continuing operations	$0.04	$0.03
Income from discontinued operations	—	0.01
Net income	$0.04	$0.04
Weighted average number of common shares outstanding:
Basic	44,986	44,957
Diluted	45,173	45,079